Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

eToro Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees previously paid	Equity	Common shares, no par value per share (3)	457(c); 457(f)	32,904,667	$9.87 (4)	$324,769,063.29	$0.0000927	$30,106.09
Fees previously paid	Equity	Common shares, no par value per share (5)	457(f)	642,826,272	$0.82 (6)	$527,117,543.04	$0.0000927	$48,863.80
Fees previously paid	Equity	Warrants to purchase common shares (7)	457(f); 457(i)	8,333,333	$12.44 (8)	$103,666,662.52	$0.0000927	$9,609.90
Fees previously paid	Equity	Common shares issuable upon exercise of the warrants (9)	457(g)	8,333,333	— (10)	—	$0.0000927	—
Fees previously paid	Equity	Common shares underlying convertible securities (11)	457(f)	26,710,000	0.82 (12)	$21,902,200.00	$0.0000927	$2,030.33
					Total Offering Amounts			$90,610.12
					Total Fees Previously Paid			$121,331.99
					Total Fee Offsets			--
					Net Fee Due			$0

(1)	All securities being registered will be issued by eToro Group Ltd., a company organized under the laws of the British Virgin Islands (“eToro”), in connection with the merger agreement described in the registration statement and the proxy statement/prospectus on Form F-4 (File No. 333-259189), which provides for, among other things, the merger of Buttonwood Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of eToro (“merger sub”) with and into FinTech Acquisition Corp. V, a Delaware corporation (“FTV”), with FTV surviving as a wholly-owned subsidiary of eToro (the “merger”). As a result of the merger, (i) each unit of FTV will be automatically separated into one share of FTV Class A common stock, par value $0.0001 per share (the “FTV Class A stock”), and one-third of one public warrant or private placement warrant, as applicable, (ii) each share of FTV Class B common stock, par value $0.0001 per share (the “FTV Class B stock”), issued and outstanding immediately prior to the effective time (after giving effect to the forfeiture of certain shares of FTV Class B stock as described in the accompanying proxy statement/prospectus), will be converted into the right to receive one common share of eToro, no par value (the “eToro common shares”), (iii) each share of FTV Class A stock issued and outstanding immediately prior to the effective time (after giving effect to the FTV stockholder redemption (as defined in the accompanying proxy statement/prospectus) and other than excluded shares (as defined in the accompanying proxy statement/prospectus)) will be converted into the right to receive one eToro common share, (iv) each public warrant of FTV (the “FTV public warrants”) outstanding immediately prior to the effective time will be converted into a warrant to purchase eToro common shares (an “eToro warrant”) and (v) each private placement warrant of FTV (the “FTV private placement warrants”) will be cancelled and forfeited for no consideration. In addition, prior to the effective time, subject to receiving the requisite approval of the shareholders of eToro (“eToro shareholders”), eToro intends to (a) convert the outstanding preferred shares, no par value, of eToro into eToro common shares in accordance with eToro’s organizational documents (the “preferred share conversion”), (b) reclassify each eToro common share that, immediately following the preferred share conversion, is outstanding, as well as each eToro common share underlying any vested eToro options into (x) one eToro common share and (y) its pro rata share of 40,000,000 eToro price adjustment rights (as defined and discussed in more detail in the accompanying proxy statement/prospectus) (the “reclassification”) and (c) effect a stock split of the eToro common shares into a number of eToro common shares calculated in accordance with the terms of the merger agreement such that each eToro common share will have a value of $10.00 per share (the “stock split”).
(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Represents eToro common shares issuable to FTV stockholders in exchange for outstanding FTV common stock upon the merger of merger sub with and into FTV.
(4)	In accordance with Rule 457(f)(1) of the Securities Act, in respect of the eToro common shares to be issued to FTV stockholders, based on the average of the high ($9.89) and low ($9.85) prices of the FTV Class A stock on the Nasdaq Stock Market (“Nasdaq”) on February 23, 2022.
(5)	Represents eToro common shares issuable to eToro shareholders pursuant to the reclassification (as adjusted by the stock split).
(6)	In accordance with Rule 457(f)(2) of the Securities Act, in respect of the eToro common shares to be issued to eToro shareholder, based on the book value of eToro common shares as of June 30, 2021.
(7)	Represents eToro warrants, with each whole warrant entitling the holder to purchase one eToro common share, to be issued in exchange for FTV public warrants.
(8)	In accordance with Rule 457(f)(1) and 457(i) of the Securities Act, estimated solely for the purpose of calculating the registration fee, and represents the sum of (i) the average of the high ($0.975) and low ($0.907) prices of the FTV public warrants on Nasdaq on February 23, 2022 (such date being within five business days of the date that the registration statement was first filed with the SEC) and (ii) the exercise price of $11.50 per share of common stock issuable upon exercise of such FTV public warrant.
(9)	Represents eToro common shares to be issued upon the exercise of 8,333,333 redeemable warrants to purchase eToro common shares at an exercise price of $11.50 per share, at any time commencing on the later of 12 months from December 8, 2020, the closing of FTV’s initial public offering, or 30 days after the closing of the merger. Such FTV public warrants will automatically be converted into warrants to purchase shares of eToro common shares following the merger.
(10)	No additional registration fee is payable pursuant to Rule 457(g).
(11)	Represents eToro common shares issuable upon exercise of the price adjustment rights.
(12)	In accordance with Rule 457(f)(2) of the Securities Act, in respect of the eToro common shares issuable upon exercise of the price adjustment rights (as defined herein), based on the book value of eToro common shares of as June 30, 2021.